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                                                                      EXHIBIT 17

     WELLS FARGO FUNDS TRUST
     525 MARKET STREET
     SAN FRANCISCO, CA 94105

By my signature below, I appoint [________________], officers of The Advisors' Inner Circle Fund (the "AIC Trust"), as my proxies and attorneys to vote all shares of the portfolio(s) identified below that I am entitled to vote at the Special Meeting(s) of Shareholders of the C&B Large Cap Value Portfolio, the C&B Mid Cap Value Portfolio and the C&B Tax-Managed Value Portfolio (the "C&B Portfolios") to be held at One Freedom Valley Drive, Oaks, Pennsylvania 19456, on Friday, July 9, 2004, at 10:00 a.m. (Eastern time), and at any adjournments of the Meeting. The proxies shall have all the powers that I would possess if present. I hereby revoke any prior proxy, and ratify and confirm all that the proxies, or any of them, may lawfully do. I acknowledge receipt of the notice of special shareholders meeting and the combined proxy statement/prospectus, dated May [__], 2004.

     These proxies shall vote my shares according to my instructions given below with respect to the proposal. If I do not provide an instruction below, I understand that the proxies will vote my shares in favor of the proposal. The proxies will vote on any other matter that may arise in the meeting according to their best judgment.

     This Proxy is solicited by the Board of Trustees of AIC Trust in support of the proposal.

PLEASE VOTE BY CHECKING THE APPROPRIATE BOX:

     1. To approve an Agreement and Plan of Reorganization for each C&B Portfolio, whereby each C&B Portfolio will transfer all of its assets and liabilities to a corresponding Acquiring Fund of Wells Fargo Funds Trust.

      [  ]  FOR          [  ]  AGAINST          [ ]  ABSTAIN


Name of Portfolio_______________________  ______________________________________
                                          Signature of Shareholder

No. of Shares___________________________  ______________________________________

                                          Signature of Shareholder

Control No. ___________________________

NOTE: Please make sure that you complete, sign and date your proxy card. Please sign exactly as your name(s) appear on your account. When signing as a fiduciary, please give your full title as such. Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer.

For your convenience, you may vote by returning the proxy ballot in the enclosed postage paid envelope. You also may vote by Internet by going to www.proxyvote.com and following the instructions. Last, you may vote by calling toll-free [1-(800)-290-6424]. To vote by Internet or telephone, you will need the control number printed above on this ballot card.